SONY GROUP CORPORATION S-8

Exhibit 4.1

Restricted Stock Unit (RSU) Regulations

Chapter I General Provisions

Article 1.1 (Purpose)

The purpose of these Restricted Stock Unit (RSU) Regulations (these “Regulations,” which include any Exhibit and Appendix; the same shall apply hereinafter) is for Sony Group Corporation (the “Corporation”) to introduce a stock compensation plan where shares of its common stock (the “Share(s)”) are delivered after vesting and to set out the circumstances under which the Corporation may issue or transfer the Shares (the issue or transfer of the Shares is referred to as “deliver” or “delivery”) to the directors, officers or employees of the Corporation or its subsidiaries as stock compensation for the purpose of giving the Recipients (as defined in Article 1.2; the same shall apply hereinafter) an incentive to contribute towards the improvement of the business performance of the Sony Group and thereby improve the business performance by making the economic interest, that the Recipient will receive, correspond to the business performance of the Sony Group.

Article 1.2 (Recipients)

The directors, officers and employees of the Corporation or its subsidiaries subject to these Regulations shall be those listed in each of the following Items and designated by the Corporation as the persons to whom the Shares are to be delivered (the “Recipient(s)”):

(1) directors of the Corporation or its subsidiaries (including outside directors);

(2) Senior Executives of the Corporation (including corporate executive officers); and

(3) senior vice presidents, other officers and employees of the Corporation or its subsidiaries.

Article 1.3 (Types of Stock Compensation)

Under these Regulations, the Corporation shall grant the Recipients stock compensation where the Corporation shall grant the Recipients the number of units (the “Units”) (each Unit being a right to receive Shares in accordance with these Regulations; the same shall apply hereinafter) predetermined by the Corporation and shall deliver to the Recipients the number of the Shares that Vest (as defined below) in accordance with the method of vesting set forth in Exhibit 1 (the Restricted Stock Unit or the “RSU”).

Chapter II Granting of Units

Article 2.1 (Granting of Units)

1.	When the Corporation grants the Units under these Regulations, the following matters shall be determined by (i) the compensation committee of the Corporation (the “Compensation Committee”), when the Units shall be granted to directors or corporate executive officers of the Corporation, or (ii) the representative corporate executive officer of the Corporation (the “Representative Corporate Executive Officer”), when the Units shall be granted to other persons:

(1)	the Recipients of the Units;

(2)	the number of the Units and the date of grant (the “Date of Grant”);

(3)	the applicable method of vesting;

(4)	the Vesting Date or method for determining the Vesting Date (each, as defined below); and

(5)	any other matters necessary for granting the RSU under these Regulations.

2.	The Recipients are not required to pay for the grant of the Units. The Units shall be granted by the Corporation by giving notice of the conditions of the RSU to the Recipients in writing, or by any other means the Corporation deems appropriate.

Chapter III Vesting of Units

Article 3.1 (Vesting of Unit)

1.	The Units shall Vest in accordance with the method set forth in Exhibit 1 and the Corporation shall deliver to the Recipient one (1) Share per Unit that Vests (the “Number of Shares for RSU”). In these Regulations, “Vesting”, “Vest” or “Vested” shall mean the vesting of the Units and the Recipient’s right to receive the Shares and the “Vesting Date” shall mean the date of vesting, in accordance with Chapters III and IV and Exhibit 1.

2.	If the total number of the issued Shares increases or decreases due to a stock consolidation or stock split (including free distribution of shares (musho wariate)) before the delivery of the Shares under the preceding Paragraph, the Number of Shares for RSU shall be adjusted by multiplying the Number of Shares for RSU before the adjustment by the ratio of the consolidation or split. In addition, if the Corporation conducts a merger or company split or if it is necessary in other cases to adjust the Number of Shares for RSU before the delivery of the Shares under the preceding Paragraph, the Corporation may appropriately adjust the Number of Shares for RSU to a reasonable extent.

3.	If the Corporation deems it necessary to change the Vesting conditions set out in Paragraph 1 of this Article and Exhibit 1, the Corporation may change the conditions (i) for the directors or corporate executive officers of the Corporation by a resolution of the Compensation Committee or (ii) for other persons by a decision of the Representative Corporate Executive Officer.

Article 3.2 (Procedures for Delivery of Shares)

1.	When the Units granted to a Recipient Vest, the Corporation shall promptly deliver the Shares to the Recipient in accordance with these Regulations.

2.	The Recipients shall take the necessary procedures for the delivery of the Shares designated by the Corporation. If a Recipient fails to take the procedures properly, the Recipient will lose his/her right to receive the Shares in respect of the relevant Units; provided, however, this shall not apply in cases where the prior consent of the Corporation is obtained.

3.	The delivery of the Shares under Paragraph 1 shall be made by newly recording or transferring such Shares to the share account specified in the following Paragraph through a new issuance of Shares or transfer of treasury Shares in accordance with a decision of the Representative Corporate Executive Officer (the “Issuance or Transfer Decision”).

4.	Each Recipient shall agree to use services and systems (the “Designated Management Services”) provided by a third party designated in advance by the Corporation and shall agree to and comply with the terms and conditions and other matters designated by such third party for the grant and management of the Units, and shall not be entitled to receive the Shares unless such Recipient agrees to and complies with the terms of conditions and other matters designated by such third party.

5.	If the Corporation deems it necessary, each Recipient shall appoint the financial instruments business operator designated in advance by the Corporation, and shall establish a securities account in which any Shares shall be described or recorded through a method designated by the Corporation by the time of the Issuance or Transfer Decision. If the Corporation deems it necessary, in addition to Paragraph 4, each Recipient shall agree to use a third party designated in advance by the Corporation and shall agree to and comply with the terms and conditions and other matters designated by such third party for the procedures for the delivery of the Shares and for the management, disposal and other matters relating to the Shares, and shall not be entitled to receive the Shares unless such Recipient agrees to and complies with the terms and conditions and other matters designated by such third party.

6.	If the Recipients acquires the right to receive the Shares in accordance with these Regulations on the Vesting Date, the Corporation shall be obligated to promptly deliver the Shares to the Recipients in accordance with these Regulations.

7.	(1)	The Corporation or Related Companies of the Corporation (a “Related Company” means a “subsidiary (kogaisha)” as defined in Article 8, Paragraph 3 of the Ordinance on the Terminology, Forms and Preparation Methods of Financial Statements, etc. or an “affiliated company (kanren kaisha)” as defined in Paragraph 5 of such Article; and together with the Corporation, the “Group Companies” and each a “Group Company”) shall grant to each Recipient a monetary compensation receivable in an amount equal to the amount calculated by multiplying the Number of Shares for RSU by the amount to be paid per Share in respect of the relevant issue or transfer of the Shares (the “Issue/Disposal Price”), and the Recipient shall acquire the Shares by contributing the monetary compensation receivable; provided, however, when all or part of the monetary compensation receivables granted to Recipients of the Related Companies are granted by such Related Companies, the Corporation shall assume such Related Companies’ debt obligation owed to such Recipients of the Related Companies in relation to such monetary compensation receivables pursuant to the cumulative debt assumption agreements between the Corporation and the Related Companies. The Recipient of the Related Companies shall contribute in kind both of the monetary compensation receivables granted by such Related Companies and the monetary compensation receivables (if any) granted by the Corporation.

(2)	If deemed necessary by the Corporation, instead of the Related Company granting a monetary compensation receivable in an amount equal to the Issue/Disposal Price to the Recipient, the Corporation may take measures it deems appropriate in order to deliver the Shares, including directing the Related Company to pay money to such Recipient in an amount equal to the amount of such monetary compensation receivable. In this case, such Recipient shall acquire the Shares by paying cash to the Corporation in exchange for the Shares.

8.	The amount to be paid per Share in respect of the issue or transfer of the Shares set out in the preceding Paragraph, Item 1 shall be determined by the Corporation based on the closing price of the Share in the regular trading thereof on the Tokyo Stock Exchange on the trading day immediately preceding the date of the Issuance or Transfer Decision (or, if no trading takes place on such day, the closing price on the immediately preceding trading day) and at a price that is not particularly favourable to the Recipients receiving the Shares and within the range that will be comply with applicable laws and regulations.

9.	Each Recipient agrees that the Shares to be delivered under Paragraph 1 are not American Depository Receipts (ADRs) but shares of common stock of the Corporation and that the monetary compensation receivable to be granted under Paragraph 7, Item 1 or the money paid to the Corporation under Paragraph 7, Item 2 shall be in Japanese yen.

10.	If any special circumstances make it difficult to deliver the Shares or if the Corporation otherwise deems it necessary, the Corporation may, at its discretion, pay compensation of equal value as a substitute for the delivery of the Shares.

Chapter IV Other Units Handling

Article 4.1 (Extinguishment of Units)

1.	The Recipient shall not be entitled to the delivery of any Shares if the Recipient abandons the Units.

2.	The Units shall lapse and the Recipient will not be entitled to receive any Shares (in Item (8) below, only the Units of which the conditions for the Vesting as provided for in these Regulations are no longer capable of being satisfied) in respect of those Units if any of the following occurs prior to the Vesting Date:

(1)	The Recipient is subject to imprisonment or other serious criminal penalty;

(2)	A petition for the commencement of bankruptcy proceedings, the commencement of civil rehabilitation proceedings or the commencement of any other similar proceedings is filed against the Recipient;

(3)	A petition seeking an attachment, a provisional attachment, a provisional disposition, a compulsory execution or a public auction is filed against the Recipient, or the Recipient receives a penalty for any default on the payment of taxes or other public dues;

(4)	The Recipient ceases to hold all the positions that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, the Recipient ceases to be an employee of, the Group Companies, unless: (a) the plan governing the Units to be granted to the Recipient is Plan D or Plan E, as set forth in Exhibit 1, (b) the plan governing the Units to be granted to the Recipient is Plan A, Plan B or Plan C, as set forth in Exhibit 1, and the Recipient ceases to hold all such positions due to his or her death or any other justifiable reason that is approved by and subject to the discretion of the Compensation Committee or the Representative Corporate Executive Officer, or (c) the plan governing the Units to be granted to the Recipient is Plan F, as set forth in Exhibit 1, and the Recipient ceases to hold all such positions due to his or her death, the mandatory retirement age set by the Group Companies, or any other justifiable reason that is approved by and subject to the discretion of the Compensation Committee or the Representative Corporate Executive Officer;

(5)	In the event that the Compensation Committee or the Representative Corporate Executive Officer deems that the Recipient has (a) violated the Sony Group Code of Conduct or any other written internal regulations of the Group Companies applicable to the Recipient, or has otherwise breached a duty of loyalty owed by the Recipient to the Group Companies, (b) breached the terms of any written employment or services agreement with the Group Companies applicable to the Recipient or (c) taken or failed to take any action that would constitute “cause” as defined in such agreement applicable to the Recipient;

(6)	The Compensation Committee or the Representative Corporate Executive Officer determines that the Recipient is in violation of the provisions of these Regulations;

(7)	Subject to applicable law, the Recipient assumes the position of an officer, employee or consultant of, or other similar service-provider with, a company that is deemed by the Compensation Committee or the Representative Corporate Executive Officer to have a competitive relationship with the Group Companies (except for cases where the Recipient obtains the prior written approval of the Corporation); or

(8)	to the extent that the conditions for the Vesting as provided for in these Regulations in respect of unvested Units are no longer capable of being satisfied.

3.	If (i) the Corporation delivers the Shares to a Recipient even though the Units of such Recipient are extinguished prior to the Vesting or (ii) the Corporation delivers to a Recipient a number of Shares exceeding the number that should originally be allocated to such Recipient, based on the number of Units held by the Recipient, the Corporation shall, at its discretion, acquire, without any consideration to, or consent of, such Recipient, all of such Shares that should not have originally been allocated, in the sole judgment of the Corporation. In the event that all or part of such Shares are sold by the Recipient prior to such acquisition by the Corporation, the Corporation will have the right to demand that the Recipient pays, in cash, an amount equivalent to the fair market value of the Shares at the time of sale to the Corporation or a Group Company, as requested by the Corporation. If the Recipient receives such demand for payment, the Recipient shall promptly comply with such demand.

4.	Notwithstanding the provisions of the preceding two paragraphs, if a Recipient dies before the Vesting of his/her Units and the Shares related to the Units owned by such Recipient are subsequently allocated to the deceased Recipient or his/her estate, the Corporation may, at its discretion, acquire, without any consideration to, or consent of, such Recipient or his/her estate, all of such Shares allocated after the Recipient’s death, in the sole judgment of the Corporation. In the event that all or part of such Shares are sold by the Recipient or his/her estate prior to such acquisition by the Corporation, the Corporation will have the right to demand that the heirs of the Recipient pay, in cash, an amount equivalent to the fair market value of the Shares at the time of sale to the Corporation or a Group Company, as requested by the Corporation. If the heirs of the Recipient receive such demand for payment, the heirs of the Recipient shall promptly comply with such demand. For the avoidance of doubt, in the event this paragraph is applicable, the Units succeeded by Successor (as defined in paragraph 1 of Article 5.4) shall be handled in accordance with the provisions of paragraph 3 of Article 5.4 and Exhibit 1.

Article 4.2 (Restriction on Disposal of Units)

The Recipient may not transfer or encumber or otherwise dispose of any Units in any manner whatsoever.

Article 4.3 (Handling of Units upon Reorganization)

1.	If:

(1)	a merger (limited to where the Corporation is to be dissolved as a result of the merger);

(2)	an absorption-type company split or incorporation-type company split in which the Corporation is to be split as a result of the company split (limited to where the Corporation is to allot all or a part of the consideration for the company split to the shareholders of the Corporation on the effective date of the company split);

(3)	a share exchange or share transfer (limited to where the Corporation becomes a wholly-owned subsidiary as a result of the share exchange or share transfer);

(4)	a stock consolidation (limited to where the number of the Shares to be issued upon the Vesting of all of the unvested units granted to the Recipients become only fraction less than one (1) Share as a result of the stock consolidation);

(5)	an acquisition of all of the Shares conducted by attaching the wholly call clause set out in Article 108, Paragraph 1, Item 7 of the Companies Act of Japan; or

(6)	a demand for share cash-out covering the Shares (meaning the demand for share cash out set out in Article 179, Paragraph 2 of the Companies Act of Japan),

(collectively, the “Reorganization”) (limited to where the effective date of the Reorganization occurs prior to the delivery of the Shares under Article 3.2) is approved at a shareholders’ meeting of the Corporation (or by the Board of Directors if the approval at a shareholders’ meeting is not required under Item 2 or in the case of Item 6), the Corporation may decide by the resolution of the Compensation Committee or the decision of the Representative Corporate Executive Officer, that any unvested Units (as at immediately before the effective date of the Reorganization) will Vest in the number reasonably determined based on the period that has elapsed between the Date of Grant and the effective date of the Reorganization or any other factors. The Corporation shall issue or pay to Recipients the Shares, compensation or the Shares of the other party to the Reorganization for the Units Vested under the preceding sentence.

In this Paragraph, the effective date of the Reorganization means:

(i)	in the case of an absorption-type merger, the day on which the absorption-type merger becomes effective;

(ii)	in the case of an incorporation-type merger, the day on which the company incorporated in the incorporation-type merger is incorporated;

(iii)	in the case of an absorption-type company split, the day on which the absorption-type company split becomes effective;

(iv)	in the case of an incorporation-type company split, the day on which the company incorporated in the incorporation-type company split is incorporated;

(v)	in the case of a share exchange, the day on which the share exchange becomes effective, in the case of a share transfer, the day on which the wholly-owning parent company incorporated through the share transfer is incorporated;

(vi)	in the case of a stock consolidation, the day on which the stock consolidation becomes effective;

(vii)	in the case of the acquisition of all of the Shares conducted by attaching the wholly call clause set out in Article 108, Paragraph 1, Item 7 of the Companies Act, the acquisition day set out in Article 171, Paragraph 1, Item 3 of the Companies Act of Japan; and

(viii)	in the case of a demand for share cash-out, the acquisition day set out in Article 179-2, Paragraph 1, Item 5 of the Companies Act of Japan.

2.	In order to receive the Shares in respect of the Units that Vest under the preceding Paragraph, the Recipient shall take all required steps for the delivery of the Shares by the deadline determined by the Corporation.

Chapter V Others

Article 5.1 (Expenses, Etc.)

1.	The Recipient shall, at his/her expense and responsibility, pay any income tax and any other taxes or public charges imposed in relation to the acquisition and the Vesting of the Units and the related acquisition and disposal of the Shares delivered. The Recipient shall also bear all other related expenses incurred by the Recipient.

2.	If a Group Company has a withholding obligation for any tax or charge under the preceding Paragraph, the Recipient shall, at the instruction of the Group Company, pay an amount equivalent to such withholding amount by making a transfer to the specified bank account or by other methods designated by the Group Company before the specified deadline.

3.	The Group Company’s designee is authorized to withhold from any payroll or other payment to the Recipients, amounts of withholding and other taxes or fees due in relation to the acquisition and the Vesting of the Units and the related acquisition and disposal of the Shares delivered, and to take any other actions to the extent permissible under applicable law as the Corporation may deem advisable to enable the Group Company and the Recipients to satisfy obligations for the payment of withholding taxes, other tax obligations and other costs and fees (collectively, the “Withholding Taxes”). This authority shall include, either on a mandatory or elective basis in the discretion of the Corporation, authority (a) to withhold or receive shares of common stock of the Corporation or other property and (b) to make cash payments in respect thereof in satisfaction of the Recipients’ tax obligations and other costs and fees in relation to the acquisition and the Vesting of the Units and the related acquisition and disposal of the Shares delivered.

4.	“Any other actions to the extent permissible under applicable law as the Corporation may deem advisable to enable the Group Company and the Recipients to satisfy obligations for the payment of withholding taxes, other tax obligations and other costs and fees” set out in the preceding Paragraph include the method set out in Exhibit 2, whereby the Recipient sells the shares delivered upon vesting through an execution mechanism without his or her instructions in order to cover the Withholding Taxes from the proceeds of the sale. This method applies to all Recipients, except for those who are specifically designated by the Corporation.

Article 5.2 (Compliance with Relevant Laws and Ordinances)

1.	In addition to these Regulations, the Recipients shall comply with the Companies Act of Japan, the Financial Instruments and Exchange Act of Japan, and all other relevant laws and regulations, including, but not limited to, applicable U.S. laws, as well as all internal regulations of the Corporation or its subsidiaries, including, but not limited to, the Rules for Prevention of Insider Trading established by the Corporation which are applicable to the Recipients in relation to the acquisition and the Vesting of the Units and the related acquisition and disposal of the Shares.

2.	The Recipient shall, in selling the Shares acquired as a result of the Vesting of the Units, confirm in advance with the Legal Division of the Corporation or its subsidiaries (or any other department of the Corporation or its subsidiaries in charge of such matters at the time), that such proposed sale is permissible under the Companies Act of Japan, the Financial Instruments and Exchange Act of Japan, and all other relevant laws and regulations, including, but not limited to, applicable U.S. laws, as well as all internal regulations of the Corporation or its subsidiaries, including, but not limited to, the Rules for Prevention of Insider Trading established by the Corporation which are applicable to the Recipients; provided, however, that this shall not apply to the Recipients for whom the Legal Division of the Corporation or its subsidiaries determines that confirmation in advance is not required.

Article 5.3 (Notification of Change regarding Personal Information, such as Name or Address of Recipient)

1.	If the Recipient changes his or her personal information, such as his or her name or address notified in advance to the Corporation, the Recipient shall notify the Corporation, and a third party designated in advance by the Corporation, in writing or in a way separately designated by the Corporation.

2.	If the Recipient does not make the notification required under the preceding Paragraph, the personal information before the change will be deemed to be the personal information of the Recipient.

Article 5.4 (Inheritance of the RSU)

1.	In the case that the Recipient dies, the person who succeeds to the relevant Units in accordance with applicable laws and regulations (the “Successor”) may succeed to the relevant Units in accordance with the provisions of this Article and other provisions of these Regulations and conditions separately stipulated by the Corporation; provided, however, the number of Successor shall be limited to one (1) person, and in the case that Successor dies, the relevant Units may not be inherited.

2.	Succession of Units pursuant to Paragraph 1 shall be subject to the following conditions: (i) the submission to the Corporation of (a) a written notice of such succession, (b) a copy of the will, legacy division agreement or any other documents necessary for the Corporation to determine the validity of such succession and (c) any other documents deemed necessary by the Corporation, each by the end of the calendar year following the year of the Recipient’s death (however, only if Section 409A of the U.S. Internal Revenue Code of 1986, as amended, does not apply to such Units, the period may be extended if separately approved by the Corporation), and (ii) the approval by the Corporation of such succession.

3.	With respect to such Units succeeded by the Successor pursuant to this Article, in principle, the Corporation shall pay to the Successor the amount of cash determined by the Corporation based on the market price of the Shares on the Vesting Date as a cash payment having a value equivalent to such Units instead of delivery of the Shares corresponding to such Units.

Article 5.5 (Handling in case of Disciplinary Dismissal, etc. of Recipient)

In the case that the Recipient ceases to hold all the positions that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, ceases to be an employee of, the Group Companies due to disciplinary dismissal, resignation under instruction, or any other reason reasonably determined by the Corporation to be equivalent thereto, if the Recipient is using the Designated Management Services provided in Article 3.2, Paragraph 4, the Recipient agrees in advance that the Shares held by the Recipient may be sold in accordance with the instructions of the Corporation and that the Recipient may not use the Designated Management Services after such sale.

Article 5.6 (Handling of Personal Information)

Personal information of the Recipient obtained from the Recipient may be used by the Corporation in order to prepare and manage the shareholders registry provided for in the Companies Act of Japan and to conduct other necessary procedures for the purpose of performing these Regulations. The Recipient also hereby agrees that the Corporation may provide personal information of the Recipient held by the Corporation to the third parties designated in advance by the Corporation as defined in Article 3.2, Paragraph 4, the financial instruments business operator and third parties designated in advance by the Corporation as defined in Article 3.2, Paragraph 5, securities firms, trust banks or the like in Japan or other countries, in order to engage the aforementioned persons to perform the operations necessary to fulfill these Regulations, and that the aforementioned persons may use such personal information of the Recipient.

Article 5.7 (Corporation’s Exemption from Liability)

Even if, after the completion of the procedures for delivery of the Shares to the Recipient, there is a delay in the recording of the Shares into the account of the Recipient due to the negligence of the officers or the employees of the Corporation or its subsidiaries or another related party involved in the new issuance of the Shares or transfer of treasury Shares, and, as a result, the Recipient incurs loss or damage, or the Recipient incurs loss or damage for any other reason, neither the Corporation or its subsidiaries, nor any of its directors, officers or employees, will be liable in any respect for such loss or damage.

Article 5.8 (Severability)

If any provision of these Regulations, or any part thereof, is held to be invalid or unenforceable in any jurisdiction, then, for the purposes of that jurisdiction only, such provision will be deleted and the remainder of these Regulations and the remainder of the provisions that are held to be partly invalid or unenforceable shall continue to exist in full force and effect.

Article 5.9 (Performance or Compliance in accordance with Laws and Regulations)

1.	If it is necessary for the reason that the Recipient is deemed a resident of any country other than Japan, or for any other reason, so that, pursuant to any laws or regulations (including those of any country other than Japan) applicable to such Recipient, such Recipient or the Corporation or its subsidiaries shall be required to perform or comply with certain procedures in relation to the acquisition and the Vesting of the Units and the related acquisition and disposal of the Shares, such Recipient shall notify the Corporation or its subsidiaries in advance of the necessity to perform or comply with such procedures and the contents thereof, and perform or comply with such procedures that are required to be performed or complied with by such Recipient himself or herself, and request the Corporation or its subsidiaries to perform or comply with the procedures that are required to be performed or complied with by the Corporation or its subsidiaries. In case that the request shall be made by the Recipient for the Corporation or its subsidiaries to perform or comply with such procedures, the Corporation or its subsidiaries shall independently consider the necessity for the performance or compliance, and, if the Corporation or its subsidiaries shall come to the conclusion that it is necessary to do so, it shall perform or comply with such procedures.

2.	The Recipient shall pay for all expenses, which may arise in connection with the procedures provided for in the immediately preceding Paragraph, and shall fully indemnify the Corporation or its subsidiaries against all such costs, expenses, and damages, which may arise or which the Corporation or its subsidiaries may incur, in connection with such procedures.

Article 5.10 (Governing Law; Jurisdiction)

1.	These Regulations are governed by, and shall be construed in accordance with, the laws of Japan.

2.	The Tokyo District Court of Japan has exclusive jurisdiction as the court of first instance in regard to any dispute relating to these Regulations.

Article 5.11 (Language and Time)

1.	If the meaning of these Regulations translated into a language other than Japanese differs from the Japanese version, the Japanese version shall prevail.

2.	Unless otherwise specified in these Regulations, the provisions concerning the date and time in these Regulations shall be based on Japanese Standard Time.

Article 5.12 (Amendment or Abolition)

1.	The establishment, amendment, or repeal of these Regulations shall be made by a resolution of the Compensation Committee of the Corporation. Provided, however, that minor amendments concerning administrative or procedural matters not related to the terms of the rights of the Recipients, such as the correction of typographical errors, may be made with the approval of the Senior Executive in charge of Human Resources of the Corporation.

2.	If it is discovered that the provisions of these Regulations does not conform to the Companies Act of Japan, the Financial Instruments and Exchange Act of Japan, the Corporate Tax Act of Japan, the Income Tax Act of Japan, or any other relevant laws or regulations, or, if the provisions of these Regulations cease to conform to those laws or regulations, or if the change is not disadvantageous to the Recipients, the Corporation may amend the required provisions, without giving notice of the amendment to the Recipients.

3.	When the change is disadvantageous to the Recipients, or in any other cases the corporation deems necessary, the Corporation may propose to the Recipients amendments to these Regulations. If the Recipient fails to make an objection in writing, with reasonable cause, to the Corporation within three weeks from the receipt of such proposal, these Regulations will be deemed to have been automatically amended in accordance with the Corporation’s proposal.

4.	If these Regulations are amended pursuant to one of the preceding two paragraphs, and the Corporation expressly indicates to the Recipients in the proposal of the amendment by any of the manners pursuant to Article 5.13 that such amendment shall be retroactively effective to the date of enactment of these Regulations, such amendment shall be retroactively effective to such date of enactment of these Regulations to the extent permitted under applicable law.

Article 5.13 (Manner of Notice)

Notices by the Corporation to the Recipient under these Regulations shall be made in any of the following manners:

(1)	delivering (including mailing) a written notice to the address of the Recipient;

(2)	sending documents to the Recipient at his/her department in the Corporation (including the Group Companies) or sending electronic data to the e-mail address of the Recipient at the Corporation (including the Group Companies);

(3)	giving notice on the web site of the Corporation (including the Group Companies); or

(4)	giving notice on the web site of the third parties, as defined in Article 3.2, Paragraph 4 or Article 3.2, Paragraph 5.

Article 5.14 (Handling of Matters Not Provided For Herein)

The Recipient and the Corporation shall confer in good faith to resolve any matter not stipulated in these Regulations, and the Corporation may reasonably determine such matter if the Recipient fails to confer with the Corporation or if the Recipient and the Corporation confer but still fail to reach an agreement.

ADDENDUM

Article 1:

These Regulations shall be enacted as of June 30, 2022.

Amended:	October 28, 2022 October 31, 2023

June 25, 2025

October 30, 2025

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EXHIBIT 1 (Method of Vesting)

Units shall be vested in accordance with one of the plans set forth below.

1. Plan A

Provided that the Recipient holds, throughout between the Date of Grant of the Units and on the first day of the month following the month of the ninth anniversary of the Date of Grant (or, if the date falls on a holiday of the Corporation, the following business day), a position as a director of the Corporation, all Units held by the Recipient shall vest on the first day of the month following the month of the ninth anniversary of the Date of Grant (or, if the date falls on a holiday of the Corporation, the following business day); provided, however, if, before the Vesting, the Recipient ceases to hold the position that he or she holds as a director of the Corporation due to his or her death or any other justifiable reason that is approved by and subject to the discretion of the Compensation Committee (and for purposes of this Plan A, the Compensation Committee will accept that there is a justifiable reason, unless there is a special circumstance), the Vesting Date and the Number of Shares for RSU shall be as set forth below.

(1)	In the case that the Recipient ceases to hold the position that he or she holds as a director of the Corporation due to the Recipient’s death:

(a)	Vesting Date

The date of the approval of the Corporation in accordance with Article 5.4, Paragraph 2.

(b)	Number of Shares for RSU

The Number of the Units held by the Recipient as of his or her death.

(2)	In the case that the Recipient ceases to hold the position that he or she holds as a director of the Corporation due to any other justifiable reason that is approved by and subject to the discretion of the Compensation Committee, other than in the case of the preceding Item:

(a)	Vesting Date

The first day of the month (or, if the date falls on a holiday of the Corporation, the following business day) following the month in which the Recipient ceases to hold the position that he or she holds as a director of the Corporation (provided, however, that the Corporation may adjust the date of the vesting within a reasonable extent from the perspective of administrative procedures).

(b)	Number of Shares for RSU

The Number of the Units held by the Recipient as of the date the Recipient ceases to hold the position that he or she holds as a director of the Corporation.

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2. Plan B

Provided that the Recipient holds, throughout between the Date of Grant of the Units and on the first day of the month following the month of the third anniversary of the Date of Grant (or, if the date falls on a holiday of the Corporation, the following business day), a position as a director, a corporate executive officer and/or any other officer at, or an employee of any of the Group Companies, all Units held by the Recipient shall vest on the first day of the month following the month of the third anniversary of the Date of Grant (or, if the date falls on a holiday of the Corporation, the following business day); provided, however, if, before the Vesting, the Recipient ceases to hold all the positions that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, the Recipient ceases to be an employee of, the Group Companies due to his or her death or any other justifiable reason that is approved by and subject to the discretion of the Compensation Committee or the Representative Corporate Executive Officer, the Vesting Date and the Number of Shares for RSU shall be as set forth below.

(1)	In the case that the Recipient ceases to hold all the positions that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, the Recipient ceases to be an employee of, the Group Companies due to the Recipient’s death:

(a)	Vesting Date

The date of the approval of the Corporation in accordance with Article 5.4, Paragraph 2.

(b)	Number of Shares for RSU

The Number of Shares for RSU obtained by multiplying the amount set forth in (i) below by the amount set forth in (ii) below; however, the Compensation Committee of the Corporation or the Senior Executive in charge of Human Resources may adjust the Number of Shares for RSU.

(i)	the Number of Shares for RSU held by the Recipient as of his or her death.

(ii)	the amount obtained by dividing (A) the number of months in the period from (x) the month including the Date of Grant to (y) the month including the date of the Recipient’s death by (B) 36.

(2)	In the case that the Recipient ceases to hold all the positions that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, the Recipient ceases to be an employee of, the Group Companies due to any other justifiable reason that is approved by and subject to the discretion of the Compensation Committee or the Representative Corporate Executive Officer, other than in the case of the preceding Item:

(a)	Vesting Date

The first day of the month (or, if the date falls on a holiday of the Corporation, the following business day) following the month in which the Recipient ceases to hold all such positions (provided, however, that the Corporation may adjust the date of the vesting within a reasonable extent from the perspective of administrative procedures).

(b)	Number of Shares for RSU

The number of Shares obtained by multiplying the amount set forth in (i) below by the amount set forth in (ii) below; however, the Compensation Committee or the Representative Corporate Executive Officer may adjust the Number of Shares for RSU.

(i)	the Number of Shares for RSU held by the Recipient as of the date he or she ceases to hold all such positions.

(ii)	the amount obtained by dividing (A) the number of months in the period from (x) the month including the Date of Grant to (y) the month including the date that the Recipient ceases to hold all such positions by (B) 36.

3. Plan C

Provided that the Recipient holds, throughout between the Date of Grant of the Units and each Vesting Date set out in column (1) of the table below, a position as a director, a corporate executive officer and/or any other officer at, or an employee of any of the Group Companies, the Units shall Vest on each Vesting Date as set out in column (2) of the table below (or, if the date falls on a holiday of the Corporation, the following business day). The number of the Units that Vest on the first day of the month following the month of the first anniversary of the Date of Grant or the first day of the month following the month of the second anniversary of the Date of Grant will be rounded down to the nearest one (1) Units.

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Vesting Date (JST) (1)	Units Vesting (2)
The first day of the month following the month of the first anniversary of the Date of Grant	One third of the number of Units subject to the RSU
The first day of the month following the month of the second anniversary of the Date of Grant	One third of the number of Units subject to the RSU
The first day of the month following the month of the third anniversary of the Date of Grant	The remaining Units subject to the RSU

If, before the Vesting, the Recipient ceases to hold all the positions that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, the Recipient ceases to be an employee of, the Group Companies due to his or her death or any other justifiable reason that is approved by and subject to the discretion of the Compensation Committee or the Representative Corporate Executive Officer, the Vesting Date and the Number of Shares for RSU shall be as set forth below.

(1)	In the case that the Recipient ceases to hold all such positions due to the Recipient’s death:

(a)	Vesting Date

The date of the approval of the Corporation in accordance with Article 5.4, Paragraph 2.

(b)	Number of Shares for RSU

The Number of Shares for RSU obtained by multiplying the amount set forth in (i) below by the amount set forth in (ii) below and subtracting the amount set forth in (iii); however, the Compensation Committee or the Senior Executive in charge of Human Resources may adjust the Number of Shares for RSU.

(i)	the Number of Shares for RSU granted to the Recipient.

(ii)	the amount obtained by dividing (A) the number of months in the period from (x) the month including the Date of Grant to (y) the month including the date of the Recipient’s death by (B) 36.

(iii)	the number of Units already Vested at the time of the Recipient’s death.

(2)	In the case that the Recipient ceases to hold all such positions due to any other justifiable reason that is approved by and subject to the discretion of the Compensation Committee or the Representative Corporate Executive Officer, other than in the case of the preceding Item:

(a)	Vesting Date

The first day of the month (or, if the date falls on a holiday of the Corporation, the following business day) following the month in which the Recipient ceases to hold all such positions (provided, however, that the Corporation may adjust the date of the vesting within a reasonable extent from the perspective of administrative procedures).

(b)	Number of Shares for RSU

The number of Shares obtained by multiplying the amount set forth in (i) below by the amount set forth in (ii) below and subtracting the amount set forth in (iii) ; however, the Compensation Committee or the Representative Corporate Executive Officer may adjust the Number of Shares for RSU.

(i)	the Number of Shares for RSU granted to the Recipient.

(ii)	the amount obtained by dividing (A) the number of months in the period from (x) the month including the Date of Grant to (y) the month including the date that the Recipient ceases to hold all such positions by (B) 36.

(iii)	the number of Units already Vested as of the date the Recipient ceases to hold all such positions.

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4. Plan D

All the Units held by the Recipient shall vest on the date specified below corresponding to the period in which the Recipient ceases to hold all the positions that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, the Recipient ceases to be an employee of, the Group Companies (or, if the date falls on a holiday of the Corporation, the following business day). If the Recipient ceases to hold all of his or her positions before the first day of the month following the month of the first anniversary of the Date of Grant, the Vesting Date shall be adjusted to fall after the date on which the annual securities report of the Corporation for the fiscal year in which the Date of Grant falls (or, if the Date of Grant falls within six months after the start of the fiscal year of the Corporation, semi-annual securities report of the Corporation) has been filed. In addition, the Corporation may adjust the date of the vesting within a reasonable extent from the perspective of administrative procedures.

Period	Vesting Date (JST)
a) April 1 to July 17	August 1 of the same year
b) July 18 to November 16	December 1 of the same year
c) November 17 to March 31	April 15 immediately following the Period described on the left

Provided, however, if, before the Vesting, the Recipient ceases to hold the position that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, the Recipient ceases to be an employee of, the Group Companies due to his or her death, the Vesting Date and the Number of Shares for RSU shall be as set forth below.

(a)	Vesting Date

The date of the approval of the Corporation in accordance with Article 5.4, Paragraph 2.

(b)	Number of Shares for RSU

The Number of the Units held by the Recipient as of his or her death.

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5. Plan E

All the Units held by the Recipient shall vest on the date specified below corresponding to the period in which the Recipient ceases to hold a position as a Senior Executive of the Corporation (or, if the date falls on a holiday of the Corporation, the following business day); provided, however, if the Compensation Committee deems that there is a special circumstances under which the Units should not vest when the Recipient cease to be a Senior Executive, such as the case when the Recipient continues to hold any other executive position of the Corporation even after the loss of such position, all the Units held by such Recipient shall not vest when the Recipient cease to be a Senior Executive and shall vest on the date specified below corresponding to the period in which such Recipient ceases to hold all the positions that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, the Recipient ceases to be an employee of, the Group Companies (or, if the date falls on a holiday of the Corporation, the following business day). If the Recipient ceases to hold all of his or her positions mentioned above before the first day of the month following the month of the first anniversary of the Date of Grant, the Vesting Date shall be adjusted to fall after the date on which the annual securities report of the Corporation for the fiscal year in which the Date of Grant falls (or, if the Date of Grant falls within six months after the start of the fiscal year of the Corporation, semi-annual securities report of the Corporation) has been filed. In addition, the Corporation may adjust the date of the vesting within a reasonable extent from the perspective of administrative procedures.

Period	Vesting Date (JST)
a) April 1 to July 17	August 1 of the same year
b) July 18 to November 16	December 1 of the same year
c) November 17 to March 31	April 15 immediately following the Period described on the left

Provided, however, if, before the Vesting, the Recipient ceases to hold the position that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, the Recipient ceases to be an employee of, the Group Companies due to his or her death, the Vesting Date and the Number of Shares for RSU shall be as set forth below.

(a)	Vesting Date

The date of the approval of the Corporation in accordance with Article 5.4, Paragraph 2.

(b)	Number of Shares for RSU

The Number of the Units held by the Recipient as of his or her death.

6. Plan F

Provided that the Recipient holds, throughout between the Date of Grant of the Units and the first day of the month following the month of the first anniversary of the Date of Grant (or, if the date falls on a holiday of the Corporation, the following business day), a position as a director, a corporate executive officer and/or any other officer at, or an employee of any of the Group Companies, all Units held by the Recipient shall vest on the first day of the month following the month of the first anniversary of the Date of Grant (or, if the date falls on a holiday of the Corporation, the following business day); provided, however, if, before the Vesting, the Recipient ceases to hold all the positions that he or she holds as a director, a corporate executive officer and/or any other officer at, and, if applicable, the Recipient ceases to be an employee of, the Group Companies due to his or her death, the mandatory retirement age set by the Group Companies, or any other justifiable reason that is approved by and subject to the discretion of the Compensation Committee or the Representative Corporate Executive Officer, the Vesting Date and the Number of Shares for RSU shall be as set forth below, and the Corporation shall pay compensation of equal value as a substitute for the delivery of the Shares.

(1)	In the case that the Recipient ceases to hold all such positions due to the Recipient’s death:

(a)	Vesting Date The date of the approval of the Corporation in accordance with Article 5.4, Paragraph 2.

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(b)	Number of Shares for RSU The Number of the Units held by the Recipient as of his or her death.

(2)	In the case that the Recipient ceases to hold all such positions due to the mandatory retirement age set by the Group Companies or any other justifiable reason that is approved by and subject to the discretion of the Compensation Committee or the Representative Corporate Executive Officer:

(a)	Vesting Date
The first day of the month (or, if the date falls on a holiday of the Corporation, the following business day) following the month in which the Recipient ceases to hold all such positions (provided, however, that the Corporation may adjust the date of the vesting within a reasonable extent from the perspective of administrative procedures).

(b)	Number of Shares for RSU The Number of Shares for RSU held by the Recipient as of the date he or she ceases to hold all such positions.

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EXHIBIT 2 (Provisions concerning the sale of Shares relating to Withholding Taxes)

1. Recipients to which these provisions apply

This Exhibit shall apply to all Recipients, except for those who are separately designated by the Corporation in accordance with Article 5.1, Paragraph 4.

2. Definitions

(1)	the “Planned Number of Shares to be Sold” means the number of Shares to be sold on the Sale Date out of the Shares delivered to the Recipient

(2)	the “Sale Date” means the Original Sale Date and the Continued Sale Date.

(3)	the “Original Sale Date” means the date that is one (1) Trading Day after the date on which the Shares are delivered to the Recipient following the Vesting of the Units.

(4)	the “Continued Sale Date” means, in the case that all or part of the Shares cannot be sold on the Original Sale Date or the previous Continued Sale Date, the consecutive Trading Day(s) following the Original Sale Date or the previous Continued Sale Date on which the remaining of the Planned Number of Shares to be Sold will be sold.

(5)	the “Trading Day” means a day on which the Tokyo Stock Exchange (or, if the Shares are not listed on the Tokyo Stock Exchange, the principal stock exchange on which the Shares are listed), is open for trading.

3. The Planned Number of Shares to be Sold

The Planned Number of Shares to be Sold shall be calculated by the following formula (any fraction less than one Share resulting from such calculation will be rounded up to the nearest share) and will be sold by placing a market order on the Sale Date.

where:	a
b

‘a’ is equal to the estimated amount of Withholding Taxes withheld upon the Vesting of Units.

‘b’ is equal to the share price of the Shares, which will be reasonably calculated by the Corporation based on the market price at or around the time of sale of the Shares on the Tokyo Stock Exchange (or, if the Shares are not listed on the Tokyo Stock Exchange, the principal stock exchange on which the Shares are listed.)

If all or part of the sale of the Planned Number of Shares to be Sold cannot be completed on an Original Sale Date, the number of Shares to be sold on each Continued Sale Date will be obtained by subtracting the number of the Shares that has been sold during the period from the Original Sale Date to the Trading Day immediately prior to the relevant Continued Sale Date from the Planned Number of Shares to be Sold.

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Appendix (for China) to the RSU Regulations (Chinese Appendix)

Upon the Vesting of the Units held by the Recipients for whom a SAFE filing has been completed, such Recipient shall pay money to the Corporation in exchange for the Shares in accordance with the relevant provisions of these Regulations. Such payment shall be made through a special bank account opened by Sony China Ltd. (or any of the Related Companies in China as designated by the Corporation) in relation to the RSUs as required by the Chinese authorities, in accordance with operating procedures determined by the Corporation from time to time.

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Sony Group Corporation

Restricted Stock Unit (RSU) Regulations

Israeli Procedures

1.       GENERAL

1.1	These procedures for Israeli Recipients (the “Israeli Procedures”) shall apply only to Recipients who are tax residents of the State of Israel on the date of the grant of the RSU, as defined below in Section 2, and are engaged by an Israeli resident subsidiary of the Corporation (collectively, “Israeli Recipients”). The provisions specified hereunder shall form an integral part of the Sony Group Corporation Restricted Stock Unit (RSU) Regulations (hereinafter the “Plan Document”).

1.2	These Israeli Procedures are adopted pursuant to Article 5.9 of the Plan Document. These Israeli Procedures are to be read as a continuation of the Plan Document and apply to RSUs granted to Israeli Recipients only to the extent necessary to comply with the requirements set by Israeli law, and in particular, with the provisions of the Israeli Income Tax Ordinance [New Version] 1961, as may be amended or replaced from time to time. These Israeli Procedures do not add to or modify the Plan Document in respect of any other category of Recipients.

1.3	The Plan Document and these Israeli Procedures are complimentary to each other and shall be deemed as one. In the event of any conflict, whether explicit or implied, between the provisions of these Israeli Procedures and the Plan Document, the provisions set out in the Israeli Procedures shall prevail to the extent necessary to comply with the requirements set by the Israeli law in general, and in particular, with the provisions of the Israeli Income Tax Ordinance [New Version] 1961, as may be amended or replaced from time to time.

1.4	Any capitalized term not specifically defined in these Israeli Procedures shall be construed according to the interpretation given to it in the Plan Document.

2.       DEFINITIONS

2.1	“102 RSU” means any RSU intended to qualify (as determined by the Compensation Committee or Representative Corporate Executive Officer and/or the Israeli RSU Agreement and/or a tax ruling from the ITA) and which qualifies as a RSU under Section 102, issued to an Approved Israeli Recipient.

2.2	“Applicable Law” shall mean any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree of any federal, provincial, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange, over-the-counter market or trading system on which the Shares are then traded or listed.

2.3	“Approved Israeli Recipient” means an Israeli Recipient who is an employee or an officer of an Employer, excluding any Controlling Share Holder of the Corporation.

2.4	“RSU” means any RSU granted under the Plan Document which is settled solely in Shares and which will not be capable of being settled in cash.

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2.5	“Capital Gain RSU” means a Trustee 102 RSU elected and designated by the Corporation to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) and 102(b)(3) of the Ordinance.

2.6	“Controlling Share Holder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.7	“Employer” means, for purpose of a Trustee 102 RSU, an Israeli resident subsidiary of the Corporation which is an “employing company” within the meaning and subject to the conditions of Section 102(a) of the Ordinance.

2.8	“ITA” means the Israeli Tax Authority.

2.9	“Israeli RSU Agreement” means the Notice of Granting RSUs made in accordance with Article 2.1, Paragraph 2 of the Plan Document between the Corporation and an Israeli Recipient that sets out the terms and conditions of a RSU.

2.10	“Non-Trustee 102 RSU” means a 102 RSU granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.11	“Ordinary Income RSU” means a Trustee 102 RSU elected and designated by the Corporation to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.12	“Ordinance” means the Israeli Income Tax Ordinance [New Version] – 1961, as now in effect or as hereafter amended.

2.13	“Rules” means the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003.

2.14	“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or Israeli Procedures promulgated thereunder as now in effect or as hereafter amended.

2.15	“Tax” means any applicable tax and other compulsory payments, such as any social security and health tax contributions under any Applicable Law.

2.16	“Trust Agreement” means the agreement to be signed between the Corporation, an Employer and the Trustee for the purposes of Section 102.

2.17	“Trustee” means any person or entity appointed by the Corporation to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance, as may be replaced from time to time.

2.18	“Trustee 102 RSU” means a 102 RSU granted to an Approved Israeli Recipient pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of an Approved Israeli Recipient.

2.19	“Unapproved Israeli Recipient” means an Israeli Recipient who is not an Approved Israeli Recipient, including a consultant or a Controlling Share Holder of the Corporation.

3.       GRANT OF RSUS

3.1	The persons eligible for participation in the Plan Document as Israeli Recipients shall include Approved Israeli Recipients and Unapproved Israeli Recipients, provided, however, that only Approved Israeli Recipients may be granted 102 RSUs.

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3.2	The Compensation Committee or Representative Corporate Executive Officer may designate RSUs granted to Approved Israeli Recipients pursuant to Section 102 as Trustee 102 RSUs or Non-Trustee 102 RSUs.

3.3	The grant of Trustee 102 RSUs shall be subject to these Israeli Procedures and shall not become effective prior to the lapse of 30 days from the date the Plan Document has been submitted for approval by the ITA and shall be conditioned upon the approval of the Plan Document and these Israeli Procedures by the ITA.

3.4	Trustee 102 RSUs may either be classified as Capital Gain RSUs or Ordinary Income RSUs.

3.5	No Trustee 102 RSU may be granted under these Israeli Procedures to any Approved Israeli Recipient, unless and until the Corporation has filed with the ITA its election regarding the type of Trustee 102 RSUs, whether Capital Gain RSUs or Ordinary Income RSUs, that will be granted under the Plan Document and these Israeli Procedures (the “Election”). Such Election shall become effective beginning the first date of grant of a Trustee 102 RSU under these Israeli Procedures and shall remain in effect at least until the end of the year following the year during which the Corporation first granted Trustee 102 RSUs. The Election shall obligate the Corporation to grant only the type of Trustee 102 RSU it has elected, and shall apply to all Israeli Recipients who are granted Trustee 102 RSUs during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Corporation from granting Non-Trustee 102 RSUs simultaneously.

3.6	All Trustee 102 RSUs must be held in trust by, or subject to the approval of the ITA, under the control or supervision of a Trustee, as described in Section 5 below.

3.7	The designation of Non-Trustee 102 RSUs and Trustee 102 RSUs shall be subject to the terms and conditions set forth in Section 102.

3.8	RSUs granted to Unapproved Israeli Recipients shall be subject to tax according to the provisions of the Ordinance and shall not be subject to the Trustee arrangement detailed herein.

4.        102 RSU GRANT DATE

Each 102 RSU will be deemed granted on the date determined by the Compensation Committee or Representative Corporate Executive Officer, subject to the provisions of the Plan Document, provided that and subject to (i) the Israeli Recipient has signed all documents required by the Corporation or Applicable Law, and (ii) with respect to any Trustee 102 RSU, the Corporation has provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA such that if the guidelines are not met the RSU will be considered as granted on the date determined by the Compensation Committee or Representative Corporate Executive Officer as a Non-Trustee RSU.

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5.        TRUSTEE

5.1	Trustee 102 RSUs which shall be granted under these Israeli Procedures and/or any Shares allocated or issued upon the grant or vesting of a Trustee 102 RSU and/or other Shares received following any realization of rights under the Plan Document, shall be allocated or issued to the Trustee or controlled by the Trustee, for the benefit of the Approved Israeli Recipients, in accordance with the provisions of Section 102 and any approval issued by the ITA. In the event the requirements for Trustee 102 RSUs are not met, the Trustee 102 RSUs may be regarded as Non-Trustee 102 RSUs or as RSUs which are not subject to Section 102, all in accordance with the provisions of Section 102.

5.2	With respect to any Trustee 102 RSU, subject to the provisions of Section 102, an Approved Israeli Recipient shall not sell or release from trust any Shares received upon the grant or vesting of a Trustee 102 RSU and/or any Shares received following any realization of rights, including, without limitation, stock dividends, under the Plan Document at least until the lapse of the period of time required under Section 102 or any shorter period of time determined by the ITA (the “Holding Period”). Notwithstanding the foregoing, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Approved Israeli Recipient.

5.3	Notwithstanding anything to the contrary, the Trustee shall not release or sell any Shares allocated or issued upon the grant or vesting of a Trustee 102 RSU unless the Corporation, the Employer and the Trustee are satisfied that the full amounts of any Tax due have been paid or will be paid.

5.4	Upon receipt of any Trustee 102 RSU, the Approved Israeli Recipient will consent to the grant of such RSU under Section 102 and undertake to comply with the terms of Section 102 and the trust arrangement between the Corporation and the Trustee.

5.5	Any RSU classified as a Capital Gain RSU is meant to comply with the terms and conditions of Section 102 and the requirements of the ITA, therefore it is clarified that at all times the Plan Document and these Israeli Procedures are to be read such that they comply with the requirements of Section 102 and as a consequence, should any provision in the Plan Document or Israeli Procedures disqualify the Plan Document and/or the RSUs granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102 of the Ordinance, such provision shall be considered invalid either permanently or until the Israel Tax Authority provides approval of compliance with Section 102.

6.       WRITTEN RECIPIENT UNDERTAKING

6.1	With respect to any Trustee 102 RSU, as required by Section 102 and the Rules, by virtue of the receipt of such RSU, the Israeli Recipient is deemed to have provided, undertaken and confirmed the following written undertaking (and such undertaking is deemed incorporated into any documents entered into by the Israeli Recipient in connection with the grant of such RSU), and which undertaking shall be deemed to apply and relate to all Trustee 102 RSUs granted to the Israeli Recipient, whether under the Plan Document and these Israeli Procedures or other plans maintained by the Corporation, and whether prior to or after the date hereof:

6.1.1	The Israeli Recipient shall comply with all terms and conditions set forth in Section 102 with regard to the Capital Gain RSUs or Ordinary Income RSUs, as applicable, and the applicable rules and regulations promulgated thereunder, as amended from time to time;

6.1.2	The Israeli Recipient is familiar with, and understands the provisions of, Section 102 in general, and the tax arrangement under the Capital Gain RSUs or Ordinary Income RSUs in particular, and its tax consequences; the Israeli Recipient agrees that the Trustee 102 RSUs and any Shares that may be issued upon vesting of the Trustee 102 RSUs (or otherwise in relation to such RSUs), will be held or controlled by a Trustee appointed pursuant to Section 102 for at least the duration of the Holding Period under the Capital Gain RSUs or Ordinary Income RSUs, as applicable. The Israeli Recipient understands that any release of such Trustee 102 RSUs or Shares from trust, or any sale of the Shares prior to the termination of the Holding Period, will result in taxation at the marginal tax rate, in addition to deductions of any appropriate income tax, social security, health tax contributions or other compulsory payments; and

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6.1.3	The Israeli Recipient agrees to the Trust Agreement entered into by and between the Corporation, the Employer and the Trustee appointed pursuant to Section 102.

7.        THE RSUS

The terms and conditions upon which RSUs shall be granted, issued or vested under these Israeli Procedures, shall be specified in an Israeli RSU Agreement to be executed pursuant to the Plan Document and to these Israeli Procedures. Each Israeli RSU Agreement shall provide, inter alia, the number of Shares to which the RSU relates, the type of RSU granted thereunder (i.e., a Capital Gain RSUs or Ordinary Income RSUs or Non-Trustee 102 RSU or any RSU granted to Unapproved Israeli Recipient), and any applicable vesting provisions. For the avoidance of doubt, it is clarified that there is no obligation for uniformity of treatment of Israeli Recipients and that the terms and conditions of RSUs granted to Israeli Recipients need not be the same with respect to each Israeli Recipient (whether or not such Israeli Recipients are similarly situated). The grant or vesting of RSUs granted to Israeli Recipients shall be subject to the terms and conditions as may be determined by the Compensation Committee or Representative Corporate Executive Officer (including the provisions of the Plan Document) and, when applicable, by the Trustee, in accordance with the requirements of Section 102.

8.       ASSIGNABILITY, DESIGNATION AND SALE OF RSUS

8.1	Notwithstanding any provision of the Plan Document, no RSU subject to these Israeli Procedures or any right with respect thereto, whether fully paid or not, shall be assignable, transferable or given as collateral, and no right with respect to any such RSU shall be given to any third party whatsoever, and during the lifetime of the Israeli Recipient, each and all of such Israeli Recipient’s rights with respect to a RSU shall belong only to the Israeli Recipient. Any such action made, directly or indirectly, for an immediate or future validation, shall be void.

8.2	As long as RSUs and/or Shares issued hereunder are held by the Trustee on behalf of the Israeli Recipient, all rights of the Israeli Recipient over the RSU and Shares cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

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9.       INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S APPROVAL

9.1.	With regard to Trustee 102 RSUs, the provisions of the Plan Document, the Israeli Procedures and/or the Israeli RSU Agreement shall be subject to the provisions of Section 102 and any approval issued by the ITA and the said provisions shall be deemed an integral part of the Plan Document, the Israeli Procedures and the Israeli RSU Agreement.

9.2.	Any provision of Section 102 and/or said approval issued by the ITA, which must be complied with in order to receive and/or to maintain any tax treatment with respect to a RSU pursuant to Section 102, which is not expressly specified in the Plan Document, the Israeli Procedures or the Israeli RSU Agreement, shall be considered binding upon the Corporation, any Employer and the Israeli Recipients. Furthermore, if any provision of the Plan Document or Israeli Procedures disqualifies RSUs that are intended to qualify as 102 RSUs from the beneficial tax treatment pursuant to Section 102, such provision shall not apply to the 102 RSUs.

10.       TAX CONSEQUENCES; DISCLAIMER

10.1	Any tax consequences arising from the grant, purchase, vesting or sale of any RSU issued hereunder, from the payment for or sale of Shares covered thereby or from any other event or act (of the Corporation, and/or its affiliates, and the Trustee or the Israeli Recipient), hereunder, shall be borne solely by the Israeli Recipient. The Corporation and/or its affiliates, and/or the Trustee shall withhold Tax according to the requirements of Applicable Laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Recipient agrees to indemnify the Corporation and/or its affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such Tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax from any payment made to the Israeli Recipient.

10.2	The Corporation and/or, when applicable, the Trustee shall not be required to release any RSU or Shares to an Israeli Recipient until all required Tax payments have been fully made.

10.3	RSUs that do not comply with the requirements of Section 102 shall be subject to tax under Section 3(i) or 2 of the Ordinance.

10.4	With respect to Non-Trustee 102 RSUs, if the Israeli Recipient ceases to be employed by the Corporation or any affiliate, or otherwise if so requested by the Corporation and/or its affiliates, the Israeli Recipient shall extend to the Corporation and/or its affiliates a security or guarantee for the payment of Tax due at the time of the sale of Shares, in accordance with the provisions of Section 102.

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10.5	TAX TREATMENT. NOTWITHSTANDING SECTION 5.5 ABOVE, IT IS CLARIFIED THAT THE CORPORATION AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE OR ASSUME ANY LIABILITY OR RESPONSIBILITY TO THE EFFECT THAT ANY RSU SHALL QUALIFY WITH ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT, OR BENEFIT FROM ANY PARTICULAR TAX TREATMENT OR TAX ADVANTAGE OF ANY TYPE AND THE CORPORATION AND ITS AFFILIATES (INCLUDING THE EMPLOYER) SHALL BEAR NO LIABILITY IN CONNECTION WITH THE MANNER IN WHICH ANY RSU IS EVENTUALLY TREATED FOR TAX PURPOSES, REGARDLESS OF WHETHER THE RSU WAS GRANTED OR WAS INTENDED TO QUALIFY UNDER ANY PARTICULAR TAX REGIME OR TREATMENT. THIS PROVISION SHALL SUPERSEDE ANY DESIGNATION OF RSUS OR TAX QUALIFICATION INDICATED IN ANY CORPORATE RESOLUTION OR RSU AGREEMENT, WHICH SHALL AT ALL TIMES BE SUBJECT TO THE REQUIREMENTS OF APPLICABLE LAW. THE CORPORATION AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE AND SHALL NOT BE REQUIRED TO TAKE ANY ACTION IN ORDER TO QUALIFY ANY RSU WITH THE REQUIREMENTS OF ANY PARTICULAR TAX TREATMENT AND NO INDICATION IN ANY DOCUMENT TO THE EFFECT THAT ANY RSU IS INTENDED TO QUALIFY FOR ANY TAX TREATMENT SHALL IMPLY SUCH AN UNDERTAKING. NO ASSURANCE IS MADE BY THE CORPORATION AND ANY OF ITS AFFILIATES (INCLUDING THE EMPLOYER) THAT ANY PARTICULAR TAX TREATMENT ON THE DATE OF GRANT WILL CONTINUE TO EXIST OR THAT THE RSU WILL QUALIFY AT THE TIME OF VESTING OR DISPOSITION THEREOF WITH ANY PARTICULAR TAX TREATMENT. THE CORPORATION AND ITS AFFILIATES (INCLUDING THE EMPLOYER) SHALL NOT HAVE ANY LIABILITY OR OBLIGATION OF ANY NATURE IN THE EVENT THAT A RSU DOES NOT QUALIFY FOR ANY PARTICULAR TAX TREATMENT, REGARDLESS OF WHETHER THE CORPORATION OR ITS AFFILIATES (INCLUDING THE EMPLOYER) COULD HAVE TAKEN ANY ACTION TO CAUSE SUCH QUALIFICATION TO BE MET AND SUCH QUALIFICATION REMAINS AT ALL TIMES AND UNDER ALL CIRCUMSTANCES AT THE RISK OF THE ISRAELI RECIPIENT. THE CORPORATION AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE OR ASSUME ANY LIABILITY TO CONTEST A DETERMINATION OR INTERPRETATION (WHETHER WRITTEN OR UNWRITTEN) OF ANY TAX AUTHORITY, INCLUDING IN RESPECT OF THE QUALIFICATION UNDER ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT. RSUS THAT DO NOT QUALIFY UNDER ANY PARTICULAR TAX TREATMENT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO THE ISRAELI RECIPIENT.

11.       ONE TIME BENEFIT

The RSUs granted hereunder are extraordinary, one-time RSUs granted to the Israeli Recipients, and are not and shall not be deemed a salary component for any purpose whatsoever, including but not limited to, in connection with calculating severance compensation under Applicable Law, nor shall receipt of a RSU entitle an Israeli Recipient to any future RSUs.

12.       TERM OF PLAN AND ISRAELI PROCEDURES

Notwithstanding anything to the contrary in the Plan Document and in addition thereto, the Corporation shall obtain all approvals for the adoption of these Israeli Procedures or for any amendment to these Israeli Procedures as are necessary to comply with any Applicable Law, applicable to RSUs granted to Israeli Recipients under these Israeli Procedures or with the Corporation's incorporation documents.

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13.       GOVERNING LAW

Solely for the purpose of determining the Israeli tax treatment of RSUs granted pursuant to these Israeli Procedures, these Israeli Procedures shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without reference to conflicts of law principles.

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